UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

January 29, 2007
Date of Report (Date of earliest event reported)

Huron Consulting Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50976	01-0666114
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification Number)

550 West Van Buren Street
Chicago, Illinois
60607
(Address of principal executive offices)
(Zip Code)

(312) 583-8700
(Registrant’s telephone number, including area code)
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)
Effective January 29, 2007, Huron Consulting Group Inc. (the “Company”) and Gary E. Holdren, the Company’s Chief Executive Officer and President, entered into an Amended and Restated Senior Management Agreement dated January 29, 2007 (the “Agreement”). The Agreement was approved by the Company’s Compensation Committee of the Board of Directors on January 29, 2007. The following is a description of the material terms and conditions of the Agreement.

The Agreement has an initial term of five years and automatically renews for additional one-year periods on an annual basis unless, at least 60 days prior to the expiration of the then-current term, the Company or Mr. Holdren provides written notice that the Agreement shall not renew.

Under the terms of the Agreement, Mr. Holdren will receive an annual base salary of $1,100,000. For each of the calendar years beginning on January 1, 2008 through January 1, 2011, Mr. Holdren’s base salary will be increased in increments of $50,000. Additionally, for each calendar year during his employment under the Agreement, Mr. Holdren will be eligible for an annual bonus in an amount determined by the Board of Directors, in accordance with the applicable annual bonus plan in effect from time to time, based on his performance of his duties and the Company’s other compensation policies. The target annual bonus for Mr. Holdren will be 100% of his base salary per year.

Additionally, pursuant to the terms of the Agreement, Mr. Holdren is eligible for periodic grants of equity awards, as determined by the Company’s Board of Directors. In connection with this Agreement, Mr. Holdren was granted 250,000 restricted stock units, effective as of January 29, 2007. Twenty percent of such restricted stock units will vest on February 1, 2008 and another 20% will vest on each of January 1, 2009, 2010, 2011, and 2012. Vested restricted stock units will be settled as of the latest of (a) the date on which Mr. Holdren’s employment with the Company terminates for any reason, (b) the earliest date following Mr. Holdren’s termination of employment on which settlement can occur without violating the requirements of section 409A of the Internal Revenue Code (the “Code”), or (c) the earliest date on which the Company reasonably anticipates that its deduction with respect to Mr. Holdren’s compensation from the settlement will not be limited or eliminated by application of section 162(m) of the Code.

The Agreement also provides that, if Mr. Holdren’s employment is terminated by the Company without cause or if Mr. Holdren resigns for good reason (as defined in the Agreement), Mr. Holdren will be entitled to severance pay in an amount in cash equal to the sum of his base salary as in effect for the year in which the termination occurs and his target bonus, payable over the twelve-month period following termination. Additionally, all of Mr. Holdren’s outstanding equity awards at the time of termination will accelerate so that 100% of such equity awards are vested.

Further, upon a change of control (as defined in the Agreement), Mr. Holdren will be entitled to receive (a) an amount in cash equal to his then-prevailing target bonus multiplied by a fraction, the numerator of which is the number of completed days (including the date of termination) during the year of termination and the denominator of which is 365, (b) an amount in cash equal to three times the sum of his base salary as in effect for the year of termination and his then-prevailing target bonus, and (c) continuation of medical benefits until the third anniversary of the date of such termination (or such earlier date on which Mr. Holdren or his covered dependent(s) obtain other medical coverage).

If it is determined that any amount, right or benefit paid or payable (or otherwise provided or to be provided) to Mr. Holdren by the Company under this Agreement or any other plan, program or arrangement under which Mr. Holdren participates or is a party (collectively, the “Payments”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, subject to the excise tax imposed by section 4999 of the Code, as amended from time to time (the “Excise Tax”), then Mr. Holdren will be entitled to receive an additional payment from the Company (a “Gross-Up Payment”) in an amount such that, after payment by Mr. Holdren of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment (and any interest and penalties imposed with respect thereto), Mr. Holdren retains an amount of the Gross-Up Payment equal to the Excise Tax (including any interest and penalties imposed with respect thereto) imposed upon the Payments.

The foregoing description is qualified in its entirety by reference to the text of the Agreement, a copy of which is filed as exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Amended and Restated Senior Management Agreement By and Between Huron Consulting Group Inc. and Gary E. Holdren, effective as of January 29, 2007.

Exhibit 99.1	Press Release dated February 2, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huron Consulting Group Inc.
(Registrant)

Date:	February 2, 2007	/s/ Gary L. Burge
Gary L. Burge
Vice President,
Chief Financial Officer and Treasurer